                                                                  Execution Copy


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                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                             CENTRA INDUSTRIES, INC.

                                       AND

                             TWS INTERNATIONAL, INC.





                                JANUARY 30, 2003














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




                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT, dated as of January 30, 2003 (this "Agreement"), is made and entered into by and between Centra Industries, Inc., a Delaware corporation (the "Buyer") and TWS International, Inc., a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to collectively herein as the "Parties."


                                   WITNESSETH:

         WHEREAS, this Agreement contemplates a transaction in which the Buyer will purchase the business and assets of the Seller as a going concern (and assume certain liabilities).

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

         1.       Definitions.

         "Acquired Assets" means all right, title, and interest in and to all of the assets of the Seller, including all of its: (a) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, trucks, tractors, trailers, other vehicles (excluding leased vehicles), tools, jigs, and dies); (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;
(c) agreements, contracts, Security Interests, guarantees, other similar arrangements, other than insurance policies, and rights thereunder; (d) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies; (e) books, records, ledgers, files, documents, correspondence, lists, studies, reports, and other printed or written materials; (f) prepaid expenses; and (g) all accounts, deposits and prepayments, receivables and Cash relating to contracts assigned to Buyer and for work not performed prior to the Closing; provided, however, that the Acquired Assets shall not include and the Seller shall retain: (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of the Seller as a corporation;
(ii) any of the rights of the Seller under this Agreement; (iii) Cash earned for work performed prior to the Closing; (iv) the acknowledgement of indebtedness agreements issued by TWS do Brasil Ltda. in favor of the Seller in the aggregate principal amount of 2,164,000 Brazilian Reais (the "TWS Brasil Note"); (v) accounts, notes and other receivables for work performed prior to the Closing (but excluding the TWS Brasil Note and subtracting from those amounts the principal balance of the TWS Brasil Note, if the balance is included in such amounts); (vi) deposits, other than advances for work not performed prior to the Closing; (vii) insurance policies, claims or proceeds; (viii) income tax refunds or claims; (ix) checkbooks, tax returns, or bank accounts; (x) accounts receivable due from employees; (xi) the name "TWS International, Inc"; and (xii) all capital stock in subsidiaries and Affiliates owned by the Seller.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Applicable Rate" means the corporate base rate of interest publicly announced from time to time by Citibank, N.A., plus 3% per annum.

         "Assumed Liabilities" means all obligations of the Seller under the agreements, contracts, leases, licenses, and other arrangements referred to in the definition of Acquired Assets either (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing; provided, however, that the Assumed Liabilities shall not include any Excluded Liability or any other Liability of the Seller not specifically included in this definition.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "Buyer" has the meaning set forth in the preface above.

         "Buyer's Disclosure Statement" means the disclosure statement attached as Exhibit A to this Agreement.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments).

         "Closing" has the meaning set forth in Section 2(d) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Environmental, Health, and Safety Requirement" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as in effect on the Closing Date.

         "Excluded Liabilities" means any Liability or other obligation of the Seller (i) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) which has arisen after the Most Recent Fiscal Month End, (iii) for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, (iv) any Tax or penalties due in respect of income Tax withholding, FICA or Medicare; (v) owed to TWS do Brasil or any other Affiliate of Seller, whether or not incurred in the Ordinary Course of Business, including, without limitation, any loans, interest thereon or any other amounts payable by Seller to any stockholder or any Affiliate thereof;
(vi) arising out of or in connection with any employee benefit plan, including unfunded pension obligations or retiree medical benefits; (vii) for workers' compensation (both long-term and short-term) benefits, whether insured or self-insured, to the extent accruing or based upon exposure to conditions prior to the Closing Date or for claims incurred or for disabilities commencing prior to the Closing Date; (viii) arising out of or in connection with any insurance policy maintained by Seller; (ix) arising out of or in connection with any


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litigation pending on or prior to the Closing to which Seller is a party; (x)
Taxes owed by the Seller for periods prior to the Closing; (xi) product liability or environmental claims or actions based on events or transactions before the Closing; (xii) undisclosed or contingent Liabilities of the Seller, based on events or transactions before the Closing; (xiii) amounts due as refunds or adjustments on contracts performed prior to the Closing; (xiv) deposits or prepayments for work not performed prior to the Closing which are not transferred to the Buyer; and (xv) any Liability not specifically included in the definition of "Assumed Liabilities".

         "Financial Statements" has the meaning set forth in Section 3(g) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnified Party" has the meaning set forth in Section 9(d) below.

         "Indemnifying Party" has the meaning set forth in Section 9(d) below.

         "Intellectual Property" means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, brands, brand names, and corporate names (but excluding, as it relates to the Seller, the corporate name "TWS International, Inc."), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Knowledge" means actual knowledge after reasonable investigation.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any Liability for Taxes.

         "License Agreement" means the form of license agreement attached as Exhibit B.

         "Major Customers and Suppliers" has the meaning set forth in Section 3(s).

         "Material Adverse Effect" means any change, effect, event, occurrence or state of facts that is or could reasonably be expected to be materially adverse to the Party or to the properties (including intangible assets), financial condition or results of operations of the Party or on the ability of the Party to consummate the transactions contemplated by, or to perform its obligations under, this Agreement. For purposes of this Agreement, the term "Material Adverse Effect" shall include any change, effect, event,


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occurrence or state of facts that would or could reasonably be expected to result in a change of $50,000 or more in the value of the Party or in the annual operating income of the Party before interest, taxes and amortization.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section 3(g) below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 3(g) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 3(g) below.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a limited liability partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Purchase Price" has the meaning set forth in Section 2(c) below.

         "RAKO" means RAKO Capital Corporation, a Nevada corporation.

         "Registration Rights Agreement" means the form of agreement attached as Exhibit C.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preamble above.

         "Seller's Disclosure Schedule" means the disclosure schedule attached as Exhibit D to this Agreement.

         "Stockholders Agreement" means the Buyer's Stockholders Agreement, a copy of which is attached as Exhibit E.

         "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors of the Subsidiary.

         "Tax" means any federal, state, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, FICA, Medicare, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added,



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alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 9(d) below.

         2. Basic Transaction.

         (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
Section 2.

         (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any Excluded Liability or any other obligation or Liability of the Seller not specifically included within the definition of Assumed Liabilities.

         (c) Purchase Price. Subject to adjustment as provided in Exhibit F, Buyer agrees to deliver to the Seller at the Closing shares of Buyer's Common Stock, par value $.00001 per share, calculated according to Exhibit F attached hereto, but not to exceed four million four hundred sixteen thousand nine hundred twenty-four (4,416,924) shares (the "Centra Shares") (the "Purchase Price").

         (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Reitler Brown LLC, 800 Third Avenue, 21st Floor, New York, New York 10022, commencing at 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

         (e) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer assignments (including Intellectual Property transfer documents) and such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller an assumption and such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the Centra Shares specified in Section 2(c) above.

         (f) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit G. Any adjustment to the Purchase Price shall be allocated as provided by Temp. Treas. Reg.ss.1.1060-1T(f).

         3. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are correct and complete as of the date of this


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Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Seller's Disclosure Schedule.

         (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors and the Seller's stockholders have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         (c) Noncontravention. Except as set forth in Section 3(c) of the Seller's Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or any provision of the charter or bylaws of any of the Seller and its Subsidiaries or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), which conflict, breach, default or acceleration could have a Material Adverse Effect. The Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Brokers' Fees. Except as set forth in Section 3(d) of the Seller's Disclosure Schedule, the Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (e) Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, all material properties and assets used by it, located on its premises, or shown on the Seller's Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Seller's Most Recent Balance Sheet. Without limiting the generality of the foregoing, the Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

         (f) Subsidiaries. Except as set forth in Section 3(f) of the Disclosure Schedule, the Seller has no Subsidiaries and no direct or indirect equity participation in any corporation, partnership, trust, or other business association.


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         (g) Financial Statements. Attached hereto as Exhibit H are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income, and cash flow as of and for the fiscal year ended December 31, 2001 (the "Most Recent Fiscal Year End") for the Seller; and (ii) unaudited balance sheets and statement of income (the "Most Recent Financial Statements") as of and for the nine months ended September 30, 2002 (the "Most Recent Fiscal Month End") for the Seller. The Financial Statements (including the notes thereto) present fairly in all material respects the financial condition of the Seller as of such dates and the results of operations of the Seller for such periods, are correct and complete, and are consistent with the books and records of the Seller (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The books of account, financial statements, and other financial records of the Seller, all of which have been made available for inspection by the Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

         (h) Events Subsequent to Most Recent Fiscal Month End. Except as set forth in Section 3(h) of the Seller's Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of the Seller that, individually or in the aggregate, would have a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in Section 3(h) of the Seller's Disclosure Schedule, since that date:

             (i) the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

             (ii) the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 or outside the Ordinary Course of Business;

             (iii) no party (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which the Seller is a party or by which it is bound;

             (iv) the Seller has not imposed any Security Interest upon any of its assets, tangible or intangible;

             (v) the Seller has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

             (vi) the Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

             (vii) the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

             (viii) the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property which, individually or in the aggregate, would have a Material Adverse Effect;


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             (ix) there has not been any adverse change in the business relationship, and there has been no material dispute, between the Company and any Major Customers and Suppliers, and there are no indications that any of the Major Customers and Suppliers intends to reduce its purchases from or sales to the Company;

             (x) to the Knowledge of the Seller, there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Seller; and

             (xi) the Seller has not committed to any of the foregoing.

         (i) Undisclosed Liabilities. The Seller does not have any Liability (and to the Knowledge of the Seller, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Seller giving rise to any Liability), except for: (i) Liabilities reflected on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); (iii) Liabilities which would not, individually or in the aggregate, have a Material Adverse Effect; and (iv) Liabilities disclosed on Section 3(i) of the Seller's Disclosure Schedule.

         (j) Legal Compliance. The Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except for such non-compliance as would not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         (k) Tax Matters.

             (i) The Seller has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and all Taxes owed by the Seller (whether or not shown on such Tax Returns) have been paid. The Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

             (ii) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

             (iii) There is no dispute or claim concerning any Tax Liability of the Seller either (A) claimed or raised by any authority in writing or
         (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Seller has Knowledge based upon personal contact with any agent of such authority. The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.


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


         (l) Real Property.

             (i) The Seller does not own any real property.

             (ii) Section 3(1) of the Seller's Disclosure Schedule lists and briefly describes the real property leased or subleased to the Seller.

             (iii) No real property leased or subleased by the Seller lies in an area which is, or to the Knowledge of the Seller, will be, subject to zoning, use, or building code restrictions which would prohibit, and no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, subleasing, or use of any real or personal property exists or will exist which would prevent, the continued effective subleasing or use of such real property in the business in which Seller is now engaged.

         (m) Intellectual Property.

             (i) The Seller owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Seller as presently conducted. Each item of Intellectual Property owned or used by the Seller immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder. The Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

             (ii) To the Knowledge of the Seller, the Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Seller nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller.

             (iii) Section 3(m)(iii) of the Seller's Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Seller uses pursuant to license, sublicense, agreement or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iii) of the Seller's Disclosure Schedule:

                  (A) the license, sublicense, agreement or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

                  (B) the license, sublicense, agreement or permission will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);


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


                  (C) to the Knowledge of the Seller, no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

                  (D) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

                  (E) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                  (F) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Seller, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                  (G) the Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

             (iv) The Seller will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

         (n) Tangible Assets. The Acquired Assets include all machinery, equipment and other tangible assets reasonably necessary for the conduct of the Seller's business as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in operating condition (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (o) Contracts. Section 3(o) of the Seller's Disclosure Schedule lists the following contracts and other agreements to which the Seller is a party:

             (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

             (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Seller, or involve consideration in excess of $10,000;

             (iii) any agreement concerning a partnership or joint venture;

             (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

             (v) any agreement concerning confidentiality or noncompetition;

             (vi) any agreement involving any of the Seller's stockholders and their Affiliates (other than the Seller);

             (vii) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees outside the Ordinary Course of Business;

             (viii) any agreement for or relating to the sale or distribution of equipment, parts, supplies, expendables or tools, including, without limitation, such agreements directly or indirectly with manufacturers, co-ops and other retail or distribution businesses providing for payments in excess of $10,000 per annum;

             (ix) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Seller; or

             (x) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $10,000 per annum.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 3(o) of the Seller's Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(o) of the Seller's Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect with regard to the Seller, except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect with regard to the Seller on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) the Seller is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) the Seller has not repudiated any provision of the agreement.

         (p) Insurance. The Seller is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged. Section 3(p) of the Seller's Disclosure Schedule describes any self-insurance arrangements affecting the Seller.

         (q) Litigation. Section 3(q) of the Seller's Disclosure Schedule sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. Except as set forth on Section 3(q) of the Seller's Disclosure Schedule, none of the actions, suits, proceedings, hearings, and investigations set forth on such Seller's Disclosure Schedule could result in any Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Seller.

         (r) Environmental, Health, and Safety Matters.

             (i) The Seller is in compliance with all Environmental, Health, and Safety Requirements, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

             (ii) Without limiting the generality of the foregoing, the Seller is in compliance with all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule", except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

             (iii) The Seller has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

             (iv) To the Knowledge of the Seller, none of the following exists at any property or facility owned or operated by the Seller: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments, or disposal areas.

             (v) The Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Solid Waste Disposal Act, as amended ("SWDA"), or any other Environmental, Health, and Safety Requirements, except for such Liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

             (vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental, Health, and Safety Requirements.

             (vii) The Seller has not, either expressly or, to the Knowledge of the Seller, by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

             (viii) To the Knowledge of the Seller, no facts, events or conditions relating to the past or present facilities, properties or operations of the Seller will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage, except for such Liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

         (s) Customers, Suppliers, etc. Section 3(s) of the Seller's Disclosure Schedule sets forth a true and complete list of all customers and accounts of the Company which produced gross sales in excess of $10,000 during the 2002 fiscal year and all suppliers of the Company which furnished services or supplies in excess of $10,000 to the Company in the 2002 fiscal year (collectively, the "Major Customers and Suppliers"), in each case showing the total revenue received or services purchased, as applicable, in each such period from each such customer or supplier.

         (t) Certain Business Relationships With the Seller. Except as set forth on Section 3(t) of the Seller's Disclosure Schedule, none of the Seller's stockholders and their Affiliates has been involved in any business arrangement or relationship with the Seller within the past 12 months, and none of the Seller's stockholders and their Affiliates owns any asset, tangible or intangible, which is used in the business of the Seller.

         (u) Disclosure. The representations and warranties contained in this
Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

         (v) Questionable Payments. To the Knowledge of the Seller, neither the Seller, nor any director, officer, agent, employee, or other person associated with or acting on behalf of Seller, nor any of Seller's stockholders has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained.

         (w) Investment Representations and Covenants.

             (i) The Seller represents that it is acquiring the Centra Shares for its own account and for investment only and not with a view to distribution or resale thereof, other than a transfer of the Centra Shares to the Seller's parent or Affiliates. The Seller may not dispose of any part or all of the Centra Shares in violation of the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission ("SEC") and all applicable provisions of State securities laws and regulations.

             (ii) Legend. The certificate or certificates representing the Centra Shares shall bear a legend in substantially the following form:

"THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. SUCH SHARES MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF A STOCKHOLDERS AGREEMENT DATED JANUARY __, 2003. A COPY OF THE STOCKHOLDERS AGREEMENT MAY BE EXAMINED AT THE COMPANY'S OFFICES.

THESE SECURITIES HAVE BEEN ISSUED OR SOLD IN RELIANCE ON PARAGRAPH 13 OF CODE
SECTION 10-5-9 OF THE GEORGIA SECURITIES ACT OF 1973, AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER SUCH ACT OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT."

             (iii) Acknowledgment of Restrictions. The Seller acknowledges being informed that the Centra Shares are unregistered and must be held indefinitely unless they (i) are subsequently registered under the Securities Act, or (ii) an exemption from such registration is available, and (iii) the Buyer will not have an obligation to currently register the Centra Shares for the account of the Seller other than as contemplated in the Registration Rights Agreement.

             (iv) Access to Information. The Seller acknowledges that it has been afforded access to all material information which it has requested relevant to Seller's decision to acquire the Centra Shares and to ask questions of Buyer's management and that, except as set forth herein, neither the Buyer nor anyone acting on behalf of the Buyer has made any representations or warranties to the Seller which has induced, persuaded or stimulated Seller to acquire the Centra Shares.

             (v) Eligibility. Either alone, or together with its investment advisor(s), the Seller has the knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the prospective investment in the Centra Shares, and the Seller will be able to bear the economic risk of the investment in the Centra Shares.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were submitted for the date of this Agreement throughout this Section 4), except as set forth in the Buyer's Disclosure Statement.

         (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be (i) limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws affecting the rights and remedies of creditors generally and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Buyer's Board of Directors has approved the Buyer entering into this Agreement and consummating the transactions contemplated herein. Approval of the Buyer's shareholders to enter into this Agreement and consummate the transactions contemplated herein (including the issuance of the Centra Shares) is not required.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

         (d) Centra Shares. The Centra Shares, when issued and delivered to the Seller, will be duly authorized, fully paid, validly issued and non-assessable. The issuance of the Centra Shares will not violate the preemptive or other rights of any other person or entity and will not violate any stockholders' agreement, voting trust or similar agreement.

         (e) Financial Information. The Buyer's financial statements for its fiscal year ended December 31, 2001, and as of September 30, 2002 and for the nine months then ended, all of which will be provided to the Seller during its due diligence investigation of Buyer, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present the financial condition of Buyer and its results of operations as of the dates and for the periods indicated, subject in the case of the September 30, 2002 financial statements only to normal year-end adjustments (none of which will be material in amount). Since September 30, 2002, there has been no Material Adverse Effect on the Buyer and no event has occurred which is reasonably likely, individually or in the aggregate, to result in any Material Adverse Effect on the Buyer. The Buyer has no material Liability of any kind, except (a) Liabilities reflected in the September 30, 2002 financial statements and (b) Liabilities in the Ordinary Course of Business since September 30, 2002.

         (f) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any change in the business, financial condition, operations, results of operations, or future prospects of the Buyer that, individually or in the aggregate, would have a Material Adverse Effect.

         (g) Undisclosed Liabilities. The Buyer does not have any Liability (and to the Knowledge of the Buyer, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Buyer giving rise to any Liability), except for: (i) Liabilities reflected on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law); and
(iii) Liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

         (h) Legal Compliance. The Buyer has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) except for such non-compliance as would not have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply.

         (i) Tax Matters.

             (i) The Buyer has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects and all Taxes owed by the Buyer (whether or not shown on such Tax Returns) have been paid. The Buyer currently is not the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by an authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

             (ii) The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

             (iii) There is no dispute or claim concerning any Tax Liability of the Buyer either (A) claimed or raised by any authority in writing or
         (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Buyer has Knowledge based upon personal contact with any agent of such authority. The Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (j) Real Property.

             (i) The Buyer's Disclosure Statement lists and briefly describes the real property owned, leased or subleased to the Buyer.

             (ii) No real property owned, leased or licensed by the Buyer lies in an area which is, or to the Knowledge of the Buyer, will be, subject to zoning, use, or building code restrictions which would prohibit, and no state of facts relating to the actions or inaction of another person or entity or his or its ownership, leasing, subleasing or use of any real or personal property exists or will exist which would prevent, the continued effective ownership, leasing, subleasing or use of such real property in the business in which Seller is now engaged.

         (k) Intellectual Property.

             (i) The Buyer owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Buyer as presently conducted. The Buyer has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

             (ii) To the Knowledge of the Buyer, the Buyer has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Buyer nor any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Buyer has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Buyer must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Buyer and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Buyer, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Buyer.

             (iii) The Buyer will not interfere with, infringe upon, misappropriate or otherwise come into conflict with any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

         (l) Litigation. The Buyer's Disclosure Statement sets forth each instance in which the Buyer (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of the Buyer, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator. Except as set forth in the Buyer's Disclosure Statement, none of the actions, suits, proceedings, hearings, and investigations set forth on such Disclosure Statement could result in any Material Adverse Effect on the business, financial condition, operations, results of operations, or future prospects of the Buyer.

         (m) Environmental, Health, and Safety Matters.

             (i) The Buyer is in compliance with all Environmental, Health, and Safety Requirements, except for such noncompliance which would not, individually or in the aggregate, have a Material Adverse Effect.

             (ii) To the Knowledge of the Buyer, to the extent any of the following exists at any property or facility owned or operated by the
         Buyer: (1) underground storage tanks; (2) asbestos-containing material in any form or condition; (3) materials or equipment containing polychlorinated biphenyls; or (4) landfills, surface impoundments or disposal areas: the same is in compliance with applicable Environmental, Health and Safety Requirements.

             (iii) The Buyer has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, SWDA, or any other Environmental, Health, and Safety Requirements, except (A) for such Liabilities which would not, individually or in the aggregate, have a Material Adverse Effect and (B) with respect to RAKO, as disclosed in its filings with the SEC.

             (iv) The Buyer has not, either expressly or, to the Knowledge of the Buyer, by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

         (n) Customers, Suppliers, etc. The Buyer's Disclosure Statement sets forth information about Buyer's principal customers and suppliers.

         (o) Securities Law Compliance. The Buyer has complied in all respects with the Securities Act and applicable state securities law in offering the Centra Shares to the Seller and in selling such Centra Shares to the Seller upon the consummation of the transactions contemplated hereby. The sale of the Centra Shares to the Seller hereby is exempt from registration under the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated thereunder and from the Georgia Securities Act of 1973 pursuant to Section 10-5-9 (13) thereof.

         (p) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

         (q) Access to Information. The Buyer acknowledges that it has been afforded access to all material information which it has requested relevant to Buyer's decision to consummate the transactions completed hereby and to ask questions of the Seller's management and that, except as set forth herein, neither the Seller nor anyone acting on behalf of the Seller has made any representations or warranties to the Buyer which has induced, persuaded or stimulated the Buyer to acquire the Aquired Assets and assume the Assumed Liabilities.

         (r) Insurance. The Buyer is covered by insurance in scope and amount customary and reasonable for the businesses in which it is engaged. The Buyer's Disclosure Statement describes any self-insurance arrangements affecting the Buyer.

         (s) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         (t) Disclosure Statement. The Buyer has delivered to the Seller a copy of the Buyer's Disclosure Statement dated January 24, 2003 which sets forth the disclosure of certain information about the Buyer. Such disclosures do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in such Disclosure Statement not misleading.

         (u) RAKO Acquisition of Buyer. The Buyer has advised the Seller that it intends to become a public company through a business combination with RAKO, a "shell" company, whereby the Buyer's outstanding shares will be exchanged for shares of RAKO's common stock on a share for share basis. Thereafter, RAKO will have 17,549,584 shares outstanding. Upon the consummation of the RAKO transaction and the issuance of the Centra Shares to the Seller (assuming that the Seller is entitled to all of such Centra Shares), the Seller will hold approximately 20.11% of RAKO's then outstanding shares (exclusive of shares to be issued to Stanford Venture Capital Holdings, Inc. simultaneously with the Closing hereunder). RAKO's SEC filings are available through EDGAR, and RAKO's CIK number is 0001063111.

         (v) RAKO Assumption. Upon consummation of the transaction with RAKO described above, the Buyer will assign this Agreement to RAKO and RAKO will assume Buyer's obligations. At the Closing, RAKO will issue its shares to the Seller in place of the Centra Shares. In connection with such assumption, RAKO will perform all of Centra's closing obligations, and RAKO will make all of the representations and warranties that the Buyer is making hereunder, mutatis mutandis.

         (w) Contracts. The Buyer's Disclosure Statement sets forth information about material contracts and other agreements to which the Buyer is a party.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

         (b) Notices and Consents. The Seller will give any notices to third parties (including Major Suppliers and Major Customers), and the Seller will use commercially reasonable efforts to obtain any third party consents that the Buyer reasonably may request in connection with the matters referred to in
Section 3(o) above. Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(c) and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use commercially reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith.

         (c) Operation of Business. Neither Party will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business, although the Seller acknowledges and agrees that the Buyer will engage in the transaction with RAKO. Without limiting the generality of the foregoing, the Seller will not (i) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses the Seller has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3(h) above or (iii) acquire, or agree to acquire, any business or business organization or substantial portion of the assets of another Business.

         (d) Preservation of Business. Each Party will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

         (e) Full Access. The Seller will permit representatives of the Buyer and the Buyer's financing sources to have full access during normal business hours to all premises, properties, personnel, customers, suppliers, wholesalers, books, records, contracts and documents of or pertaining to the Seller. The Buyer shall also have access to the Seller's employees, customers and suppliers in connection with its due diligence review. The Buyer will likewise permit representatives of the Seller to have access to all information that the Seller reasonably requests in connection with its due diligence review of the Buyer. Each Party will treat and hold information concerning the other Party that is not already generally available to the public that the first Party discovered during its due diligence review of the other Party as "Proprietary Information," as such term is defined in the Non-Disclosure Agreement dated November 6, 2002, between the Parties.

         (f) Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Sections 3 and 4 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule of such Party or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

         (g) Exclusivity. The Seller will not directly or indirectly, through any director, officer, employee, agent, representative (including, without limitation, investment bankers, attorneys and accountants) or otherwise (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Seller (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         6. Conditions to Obligation to Close.

         (a) Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

             (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             (iii) the Seller shall have procured all of the third party consents specified in Section 5(b) above;

             (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation,
         (C) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Seller;

             (v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(iv) is satisfied in all respects; together with a bill of sale, assignment of Intellectual Property rights and such other instruments of transfer or conveyance as Buyer and its counsel reasonably may request;

             (vi) if applicable, the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all applicable authorizations, consents and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

             (vii) the Buyer shall have received approval and/or transfer of Major Customers and Suppliers agreements on terms no less favorable than exist on the date of this Agreement and consent of any third party required pursuant to Section 3(o);

             (viii) the Buyer shall have concluded its due diligence review of the Seller, the Acquired Assets and the Assumed Liabilities and found the results of its investigation acceptable;

             (ix) the Seller (and upon distribution of the Centra Shares to its shareholders, such shareholders) will enter into the Stockholders Agreement;

             (x) the Seller (and upon distribution of the Centra Shares to its shareholders, such shareholders) will enter into the Registration Rights Agreement;

             (xi) the first closing of a Securities Purchase Agreement between Centra and Stanford Venture Capital Holdings, Inc. shall occur simultaneously with the Closing hereof;

                  (xii) the Buyer and Seller shall have entered into a mutually acceptable sublease or license agreement for Buyer's use of the premises at Alpharetta, Georgia during an agreed transition period (the "Alpharetta Agreement"); and

                  (xiii) all actions to be taken by the Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

             (i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

             (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

             (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

             (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects; together with an assumption of the Assumed Liabilities;

             (v) if applicable, the waiting period (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in Section 3(c) and Section 4(c) above;

             (vi) the Seller shall have concluded its due diligence review of the Buyer and found the results of the Seller's investigation acceptable;

             (vii) the Centra Shares shall be delivered to the Seller;

             (viii) the Buyer will enter into the License Agreement;

             (ix) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

             (x) the Buyer shall have consummated its transaction with RAKO and shall have become a public company on the terms previously disclosed to the Seller;

             (xi) the Buyer shall have delivered to Seller an opinion of counsel that the Centra Shares, upon being issued to Seller pursuant to the terms of this Agreement, will be duly authorized, fully paid, validly issued and non-assessable; and

             (xii) Buyer and Seller shall have entered into the Alpharetta Agreement.

The Seller may waive any condition specified in this Section 6(b) if it executes a writing so stating at or prior to the Closing.

         7. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

             (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

             (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach in writing and with specificity as to the nature of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach;

             (iii) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach in writing and with specificity as to the nature of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach; and

             (iv) by either Buyer or Seller, if the transactions contemplated hereby are not consummated on or before January 31, 2003.

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except any Liability of any Party then in breach).

         8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

         (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request. The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all of the Acquired Assets.

         (b) Litigation Support. In the event and for so long as either Party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Seller, the other Party will cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

         (c) Transition. During the three month period immediately following Closing, authorized representatives of Seller (not employed by Buyer) shall provide consultation and take any other action reasonably requested by the Buyer to assist the Buyer in (i) assuming and operating the Seller's business to the Buyer, (ii) the transfer to Buyer of the Acquired Assets and the goodwill and reputation of the Seller, and (iii) continuing the Seller's relationships with customers and suppliers; provided, however, that in no event shall the consultation or other actions required of such persons by this sentence exceed an aggregate of five (5) hours per week. The Buyer will pay $250.00 for each hour of consulting services, plus expenses, and such person(s) will be indemnified by the Buyer for any actions taken by on behalf of Buyer so long as such persons acted in good faith. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Seller from maintaining the same business relationships with the Buyer after the Closing as it maintained with the Seller prior to the Closing. The Seller will refer all customer inquiries relating to the businesses of the Seller to the Buyer from and after the Closing.

          (d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information (as hereinafter defined), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 8(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, then the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its reasonable best efforts to obtain, at the reasonable request and expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. To the extent that the Seller or its Affiliates has provided any Confidential Information to the Buyer regarding the Seller's assets and Liabilities not being assigned to the Buyer or regarding the Seller's Affiliates, then the Buyer agrees to treat all such information as Confidential Information of the Seller and to comply with this Section 8(d) as if the Buyer was the Seller named herein. For purposes hereof, "Confidential Information" shall mean information relating to the financial condition, results of operations, business, properties, assets, liabilities, and future prospects of Buyer or Seller, as the case may be, or any customer or supplier of either of them or any Affiliate, which information affords a perceived competitive advantage and is held in confidence; provided, however, that Confidential Information shall not include information which (a) shall have become publicly available without violation of this Agreement, (b) which is known to a party prior to its disclosure, (c) which is available from a third party free of any restriction for the benefit of Buyer or Seller (as the case may be) or (d) which is independently developed by a party without reference to the Confidential Information of the other party.

          (e) Covenant Not to Compete. For a period of two (2) years from and after the Closing Date, the Seller agrees that it will not engage, directly or indirectly, in the territory described on Exhibit I hereto, in the businesses also described on such Exhibit. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 8(e) is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unforceability shall have the power to reduce the scope, duration, or area of the term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

          (f) Non-solicitation. For a period of two years from and after the Closing Date, the Seller will not, directly or indirectly, (A) recruit, solicit or otherwise induce or influence any employee, sales agent, joint venturer, lessor, supplier, agent, buyer or any other person that has or had during the one year period initially preceding the Closing Date a business relationship with the Seller, to discontinue, reduce or adversely modify such employment, agency or business relationship with the Buyer or the business as conducted by the Seller prior to the Closing Date, or (B) employ or seek to employ or cause any Person to employ or seek to employ any person or agent who is employed or retained by the Buyer.

          (g) Taxes. The Buyer shall bear all sales, use, conveyance, stamp duty, transfer, sales, registration, recording or other similar fees and taxes imposed as a result of the transactions contemplated herein. The obligations of the Buyer set forth in this Section 8(g) shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statutes of limitation (including waivers and extensions thereof) for the taxable year or period at issue.

          (h) Bulk Transfer Laws. The Buyer hereby waives compliance by the Seller with the provisions of any "bulk transfer", "bulk sales" or equivalent laws of any jurisdiction in connection with the sale of the Acquired Assets to Buyer. However, the Seller agrees to indemnify the Buyer and its Affiliates, in accordance with the terms of Section 9, for any Adverse Consequences occurring due to the Seller's failure to comply with any such laws.

          (i) Insurance. After the Closing Date and for a period of (2) two years, the Seller shall maintain any policies of insurance which cover liabilities associated with the operation of the Seller's business prior to the Closing Date, to the extent necessary to maintain coverage during such 2-year period. The Buyer will have no obligations or liabilities under such insurance policies for additional premiums or similar payments after the Closing Date, either due to retroactive adjustments, audits, roll-backs or otherwise. The Seller will cooperate after the Closing Date with the Buyer and its insurance carriers and agents in connection with the foregoing and with the Buyer in establishing new insurance policies and coverage for the Buyer from and after the Closing Date.

          (j) Record Retention and Access. The Parties shall maintain possession of all books and records related to the Acquired Assets at least as long as required by applicable law or regulation; provided, that thereafter the Parties shall give the other not less than sixty (60) days prior written notice of its intention to dispose of any such books and records. During such notice period, one Party may direct the other Party to ship such books and records to it or to a location designated by it and the other Party shall comply with such direction at the requesting Party's expense. So long as any books and records related to the Acquired Assets remain in its possession, the Parties shall, upon reasonable notice, make such books and records available to the other Party and their designees, representatives and agents for inspection and copying (at the requesting Party's expense) insofar as is necessary for the preparation of tax returns and similar matters. Without limiting the foregoing, the Parties shall have the right for a period of five (5) years following the Closing Date to have reasonable access to such books, correspondence, production records and other records (and for a period of six (6) years following the Closing Date with respect to the tax records of the Acquired Assets) that are transferred to the Buyer or retained by the Seller pursuant to the terms of this Agreement and for complying with their respective obligations pursuant to this Agreement and under applicable securities, tax, environmental, employment or other laws and regulations.

          (k) Offer of Employment. As of the Closing Date, the Buyer may offer employment to those persons it chooses who were active employees of the Seller on the day immediately preceding the Closing Date. Such employees who accept such offer of employment and become employees of the Buyer shall be referred to herein as the "Transferred Employees". The offer of employment shall be upon such terms and conditions as the Buyer determines. Notwithstanding the foregoing, the Buyer retains the right to amend the terms and conditions of employment and to terminate the employment of any of the Transferred Employees as it may determine in its sole discretion.

         (l) Audit. The Buyer shall, at the Buyer's expense, audit the Seller's financial statements for fiscal year 2001 and a review of the 2002 interim period to the Closing Date free of any material adjustments, revisions or restatements to conform the financial statements to GAAP. The Seller agrees to cooperate with the Buyer and take any further action requested by the Buyer to facilitate the audit.

         9. Remedies for Breaches of this Agreement.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Buyer and the Seller shall survive the Closing (even if the damaged Party knew or had reason to know or any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect until the date that is eighteen (18) months after the Closing Date; provided that (x) the representations contained in Section 3(a) through (c) and Section 4(a) through
(d) shall continue in full force and effect forever thereafter and (y) the representations contained in Sections 3(k), and 3(r) shall continue in full force and effect until 30 days following the expiration of the applicable statutes of limitations (including any extension or waiver thereof).

         (b) Indemnification Provisions for Benefit of the Buyer.

             (i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties and covenants in this Agreement, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period as long as the indemnification claim is brought before the end of such survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach); provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Seller until the Buyer has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold (at which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of such $50,000 aggregate threshold.

             (ii) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of any of the Seller which is not an Assumed Liability (including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor Liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law).

          (c) Indemnification Provisions for Benefit of the Seller.

             (i) In the event the Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Buyer has breached) any of its representations, warranties and covenants in this Agreement, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period as long as the indemnification claim is brought before the end as such survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach); provided, however, that the Buyer shall not have any obligation to indemnify the Seller from and against any Adverse Consequences resulting from, arising out of, relating to, in the nature of, or caused by the breach (or alleged breach) of any representation or warranty of the Buyer until the Seller has suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $50,000 aggregate threshold (at which point the Buyer will be obligated to indemnify the Seller from and against all such Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of such $50,000 aggregate threshold..

             (ii) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Buyer's failure to pay the Seller the entire Purchase Price, any

         Assumed Liability or from a claim made by a Transferred Employee relating to actions taken or not taken by the Buyer following the Closing.

         (d) Matters Involving Third Parties.

             (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 9, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

             (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

             (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
         (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

             (iv) In the event any of the conditions in Section 9(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section.

          (e) Determination of Adverse Consequences. The Parties shall take into account the cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

         (f) Adjustment to Indemnities. The amount of indemnity payable under
Section 9(b) or Section 9(c) shall be treated by the Buyer and the Seller as an adjustment to the Purchase Price, and shall be calculated after giving effect to
(i) any proceeds received from insurance policies covering the damage, loss, liability or expense that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim and (ii) the actual realized Tax benefit to the Indemnified Party resulting from the damage, loss, liability or expense that is the subject of the indemnity and of the indemnity payment itself; provided that, to the extent that any Tax benefit is realized in a Tax year other than the year in which the indemnity is paid, the Indemnified Party shall make a payment to the Indemnifying Party in the amount of such realized Tax benefit in the year in which it is realized. For purposes of this Section 9(f), an actual realized Tax benefit is an actual reduction in Taxes payable or a refund of Taxes previously paid.

         (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health and Safety Requirements) any Party may have with respect to Buyer or Seller, their Affiliates, or the transactions contemplated by this Agreement.

         10. Miscellaneous.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) Entire Agreement. This Agreement (including documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, which approval will not be unreasonably withheld; provided, however, that the Buyer may (i) assign any or all of its rights and interest hereunder to RAKO in connection with the business combination disclosed in
Section 4(u) and (ii) designate RAKO to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.


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


         (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Seller:          TWS International, Inc.
                                    6120 Windward Parkway
                                    Suite 200
                                    Atlanta, Georgia  30005
                                    Attention:  Luis Delahoz
                                    Telephone:  770-752-7033
                                    Facsimile:  770-752-7136

                                    With a copy to:

                                    McKenna Long & Aldridge LLP
                                    303 Peachtree Street, Suite 5300
                                    Atlanta, Georgia 30308
                                    Attention:  George C. Gaskin, Esq.
                                    Telephone: 404-527-8363
                                    Facsimile:  404-527-4198


         If to the Buyer:           Centra Industries, Inc.
                                    Two North College Avenue
                                    Fayetteville, Arkansas  72701
                                    Attention:  Lisa Trammell
                                    Telephone: 479-684-2700
                                    Facsimile: 479-684-2799

                                    With a copy to:

                                    Reitler Brown LLC
                                    800 Third Avenue
                                    21st Floor
                                    New York, New York 10022
                                    Attention:  Ray A. Mantle, Esq.
                                    Telephone: (212) 209-3050
                                    Facsimile:  (212) 371-5500.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.


         (h) Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

         (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (k) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connections with this Agreement and the transactions contemplated hereby.

         (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

         (o) Submissions to Jurisdiction. Any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may be brought only in the U.S. District Court for Delaware or the Delaware state courts. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(g) above. Nothing in this Section 10(o), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgement or in any other manner provided by law or in equity.


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


IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.



                               TWS INTERNATIONAL, INC.



                               By: /s/ Luis Delahoz
                                  ------------------------------
                                  LUIS DELAHOZ
                                  CEO


                               CENTRA INDUSTRIES, INC.



                               By: /s/ Gary Fuchs
                                  ------------------------------
                                  GARY FUCHS
                                  CEO

























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